EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:
Ray Davis	Dan Sullivan
President/CEO	EVP/CFO
Umpqua Holdings Corporation	Umpqua Holdings Corporation
503-727-4101	503-727-4103
raydavis@umpquabank.com	dansullivan@umpquabank.com

     UMPQUA HOLDINGS REPORTS Q1 2006
$0.39 DILUTED EARNINGS PER SHARE, AN 18% INCREASE OVER Q1 2005
Annualized loan growth remains strong at 18%

PORTLAND, Ore. - April 20, 2006 - Umpqua Holdings Corporation (NASDAQ: UMPQ), parent company of Umpqua Bank and Strand, Atkinson, Williams & York, Inc., today announced first quarter 2006 net income of $17.4 million, or $0.39 per diluted share, compared to $15.0 million, or $0.33 per diluted share, for the first quarter of 2005.

Core earnings per diluted share were $0.39 for the first quarter of 2006, compared to $0.34 for the first quarter of 2005, an increase of 15%. The Company defines core earnings as net income excluding certain non-core items that fluctuate significantly or occur infrequently. These non-core items include merger-related expenses, significant infrequent gains and losses or expenses that are not reflective of continuing operations. The following table illustrates our core earnings per diluted share.

				Year over Year
	Three months ended			Quarter

Core earnings per diluted share:	Q1 2006 Q4 2005 Q1 2005			Variance $ Variance %

Net income	$0.39	$0.42	$0.33	$0.06	18%
less non-core items, after tax:
MSR valuation recovery (impairment)	--	--	--	--
Securities gains (losses)	--	--	--	--
Corporate state tax credit	--	0.01	--	--
Discontinued operations	--	--	--	--
Merger related expense	--	--	(0.01)	0.01

Core earnings	$0.39	$0.41	$0.34	$0.05	15%

Total consolidated assets of Umpqua Holdings as of March 31, 2006 were $5.48 billion, compared to $4.98 billion a year ago, an increase of 10%. Total gross loans and leases, and deposits, were $4.10 billion and $4.23 billion, respectively, as of March 31, 2006, compared to $3.53 billion and $3.95 billion, respectively, a year ago. These represent annual growth rates of 16% for loans and 7% for deposits. During the first quarter of 2006, gross loans and leases increased $175 million, and deposits decreased $57 million.

During the first quarter of 2006, the Company had net recoveries of $0.6 million, or 0.06% of average loans and leases on an annualized basis. Nonperforming loans and leases were $7.8 million at March 31, 2006, representing only 0.19% of total loans and leases. This represents a significant decline from $23.7 million in nonperforming loans and leases a year ago. Based on the quality of the loan portfolio and net recoveries for the quarter, there was no substantial provision for credit losses during the first quarter of 2006, compared to $1.0 million for the same period a year ago. The allowance for credit losses was 1.13% of total loans and leases at March 31, 2006. "This has been another solid quarter with a number of key accomplishments, including 18% earnings growth, strong loan production, two new store openings and the announcement of the Western Sierra Bancorp acquisition," said Ray Davis, president and chief executive officer of Umpqua Holdings Corporation. "We will continue our de novo strategy throughout 2006, and expect strong performance from our new neighborhood store concept, which is an evolution of our innovative approach to banking and a key part of our goal to remain a community bank at any size."

Umpqua Bank, Umpqua Holdings' largest subsidiary, reported the net interest margin decreased to 4.95% for the first quarter of 2006, compared to 5.06% for first and fourth quarters of 2005. The decline in margin resulted from recent increases in short-term market interest rates, which led to an increase in deposit and borrowing costs. The yield on earning assets increased 19 basis points on a sequential quarter basis. However, the margin on new net asset growth this quarter was lower than the sequential quarter margin, resulting in the overall decline of 11 basis points.

Umpqua Bank reported an efficiency ratio of 53.97% for the first quarter of 2006, consistent with the same quarter a year ago in which a 53.76% ratio was reported. As of March 31, 2006 total shareholders' equity was $750.8 million, and tangible book value per share was $7.66. As previously announced, the Company declared a quarterly cash dividend of $0.12 per share for the first quarter of 2006.

On February 8, 2006, we announced the signing of a definitive agreement to acquire Western Sierra Bancorp and its principal operating subsidiaries, Western Sierra Bank, Central California Bank, Lake Community Bank and Auburn Community Bank. At the time of the announcement, Western Sierra Bancorp had total assets of approximately $1.3 billion and 31 branches located throughout Northern California. This transaction is expected to close in the second quarter of 2006.

Non-GAAP Financial Measures
 In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Umpqua believes that providing non-GAAP financial measures provides investors with information useful in understanding Umpqua's financial performance. Umpqua provides measures based on "core earnings," which exclude merger-related expenses, significant infrequent gains, losses or expenses that are not reflective of continuing operations, and "tangible equity" which excludes intangible assets. Core earnings per diluted share is calculated by dividing core earnings by the same diluted share total used in determining diluted earnings per share.

A reconciliation of these non-GAAP measures to the most comparable GAAP equivalent is included in the attached financial tables or where the non-GAAP measure is presented.

Historically the Company has provided average balance and other summary data separately on Form 8K. Average balances are now presented on the last page of this press release. Accordingly, we have discontinued issuance of a separate Form 8K.

About Umpqua Holdings Corporation

 Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has 96 locations between Sacramento, Calif. and Bellevue, Wash., along the Oregon and Northern California Coast and in Central Oregon. Recently recognized as the most admired banking services company in Oregon by Oregon executives and by BusinessWeek magazine as one of the "best ideas" of 2005, Umpqua Bank continues to gain attention for its innovative customer experience. Umpqua Holdings also owns a retail brokerage subsidiary Strand, Atkinson, Williams & York, Inc., which has locations in Umpqua Bank stores and in dedicated offices throughout Oregon and Southwest Washington. Umpqua Bank's Private Client Services Division provides tailored financial services and products to individual customers. Umpqua Holdings Corporation is headquartered in Portland, Ore. For more information, visit www.umpquaholdingscorp.com

Umpqua Holdings Corporation will conduct a quarterly earnings conference call Thursday, April 20, 2006, at 10:00 a.m. PDT where management will discuss operating results for the first quarter of 2006. There will be a question-and-answer session following the presentation. Shareholders, analysts and other interested parties are invited to join the call by dialing 888-795-2173 a few minutes before 10:00 a.m. The password is "UMPQUA." Information to be discussed in the teleconference will be available on the Company's website prior to the call at www.umpquaholdingscorp.com. A rebroadcast can be found approximately one hour after the conference call by dialing 800-945-1674, or by visiting that website.

Umpqua Holdings Corporation
Consolidated Statements of Income
	(Unaudited)
		Quarter Ended:

Dollars in thousands, except per share data	March 31, 2006	December 31, 2005	March 31, 2005

Interest income
Loans and leases	$73,120	$68,980	$56,936
Investments - taxable	6,711	6,909	6,549
Investments - tax exempt	722	705	713
Other interest	149	281	233
Dividends	44	43	43

Total interest income	80,746	76,918	64,474

Interest expense
Deposits	21,038	18,668	11,324
Repurchase agreements and
fed funds purchased	2,389	788	501
Trust preferred securities	3,012	2,887	2,394
Other borrowings	28	26	405

Total interest expense	26,467	22,369	14,624
Net interest income	54,279	54,549	49,850
Provision for loan losses	21	68	1,000
Non-interest income
Service charges	5,484	5,671	4,822
Brokerage fees	2,368	2,574	3,129
Mortgage banking revenue	1,844	1,592	1,350
Gain on sale of securities	--	13	--
Other income	2,506	1,624	1,301

Total non-interest income	12,202	11,474	10,602

Non-interest expense
Salaries and benefits	21,801	21,119	20,279
Occupancy and equipment	7,168	6,160	6,133
Other	9,760	10,838	8,922
Merger related expenses	251	--	101

Total non-interest expense	38,980	38,117	35,435
Income before income taxes	27,480	27,838	24,017
Provision for income tax	10,053	9,051	8,998

Net income	$17,427	$18,787	$15,019

Weighted average shares outstanding	44,658,423	44,514,893	44,330,626
Weighted average diluted shares outstanding	45,029,063	45,078,683	44,962,502

Earnings per share - Basic	$0.39	$0.42	$0.34
Earnings per share - Diluted	$0.39	$0.42	$0.33

Umpqua Holdings Corporation
Consolidated Balance Sheets
(Unaudited)

Dollars in thousands, except per share data	March 31, 2006	December 31, 2005	March 31, 2005

Assets:
Cash and cash equivalents	$122,470	$161,754	$203,501
Trading account securities	372	601	1,350
Investments available for sale	648,487	671,868	639,706
Investments held to maturity	7,633	8,677	11,793
Loans held for sale	11,760	9,061	12,398
Loans and leases	4,096,194	3,921,631	3,532,061
Less: Allowance for loan losses	(44,546)	(43,885)	(45,360)

Loans and leases, net	4,051,648	3,877,746	3,486,701
Federal Home Loan Bank stock	14,264	14,263	14,220
Premises and equipment, net	88,857	88,865	87,073
Other real estate owned	69	1,123	213
Mortgage servicing rights, net	11,203	10,890	11,081
Goodwill and other intangibles	408,156	408,503	407,788
Other assets	110,925	107,288	105,830

Total assets	$5,475,844	$5,360,639	$4,981,654

Liabilities:
Deposits	$4,229,648	$4,286,266	$3,953,670
Securities sold under agreements
to repurchase and fed funds purchased	272,990	113,865	55,712
Borrowings	3,111	3,184	63,373
Notes payable for Trust preferred
securities	165,643	165,725	166,134
Other liabilities	53,670	53,338	45,818

Total liabilities	4,725,062	4,622,378	4,284,707

Shareholders' equity:
Common stock	567,369	564,579	563,319
Retained earnings	195,639	183,591	140,462
Accumulated other comprehensive loss	(12,226)	(9,909)	(6,834)

Total shareholders' equity	750,782	738,261	696,947

Total liabilities and shareholders' equity	$5,475,844	$5,360,639	$4,981,654

Common shares outstanding at period end	44,721,027	44,556,269	44,434,655
Book value per share	$16.79	$16.57	$15.68
Tangible book value per share	$7.66	$7.40	$6.51
Tangible equity	$342,626	$329,758	$289,159

Umpqua Holdings Corporation
Loan Portfolio
(Unaudited)

Dollars in thousands	March 31, 2006		December 31, 2005		March 31, 2005

Loans and leases by purpose:

Commercial real estate		$2,225,533		$2,127,940	$1,897,234
Residential real estate		216,740		219,254		219,951
Construction		712,454		652,023		486,277

Total real estate		3,154,727		2,999,217		2,603,462
Commercial		877,102		853,212		842,999
Leases		16,959		17,385		17,423
Consumer		46,593		50,361		66,916
Other		813		1,456		1,261

Total loans and leases		$4,096,194		$3,921,631	$3,532,061

	Quarter Ended		Quarter Ended		Quarter Ended
Dollars in thousands	March 31, 2006		December 31, 2005		March 31, 2005

Allowance for credit losses
Balance beginning of period		$43,885		$43,603		$44,229
Provision for credit losses		21		68		1,000

Charge-offs		(613)		(612)		(612)
Less recoveries		1,253		826		743

Net recoveries		640		214		131

Total Allowance for loan losses		44,546		43,885		45,360

Reserve for unfunded commitments		1,642		1,601		1,368

Total Allowance for credit losses		$46,188		$45,486		$46,728

Net recoveries to average
loans and leases (annualized)		0.06%		0.02%		0.02%
Recoveries to gross charge-offs		204%		135%		121%
Allowance for credit losses to
loans and leases		1.13%		1.16%		1.32%
Allowance for credit losses to
nonperforming loans and leases		592%		706%		197%
Nonperforming loans and leases
To total loans and leases		0.19%		0.16%		0.67%

Nonperforming assets
Nonperforming loans and leases		$7,796		$6,440		$23,660
Real estate owned		69		1,123		213

Total nonperforming assets		$7,865		$7,563		$23,873

Deposits by Type
(Unaudited)

	March 31, 2006		December 31, 2005		March 31, 2005

Dollars in thousands	Amount	Mix	Amount	Mix	Amount	Mix

Demand, non interest-bearing	$990,803	23.4%	$987,714	23.0%	$962,912	24.4%
Demand, interest-bearing	1,768,347	41.8%	1,771,716	41.3%	1,563,394	39.5%
Savings	355,280	8.4%	401,632	9.4%	451,733	11.4%
Time	1,115,218	26.4%	1,125,204	26.3%	975,631	24.7%

Total Deposits	$4,229,648	100.0%	$4,286,266	100.0%	$3,953,670	100.0%

Umpqua Holdings Corporation
Selected Ratios
(Unaudited)

		Quarter Ended:

	March 31, 2006	December 31, 2005	March 31, 2005

Net Interest Spread:
Yield on loans and leases	7.37%	7.22%	6.62%
Yield on taxable investments	4.44%	4.39%	4.22%
Yield on tax-exempt investments (1)	5.59%	5.68%	6.47%
Yield on temporary investments	4.28%	3.78%	2.48%

Total yield on earning assets (1)	6.96%	6.77%	6.24%

Cost of interest-bearing deposits	2.63%	2.35%	1.57%
Cost of securities sold under agreements
to repurchase and fed funds purchased	4.14%	2.99%	2.32%
Cost of borrowings	3.62%	3.22%	1.99%
Cost of trust preferred securities	7.37%	6.91%	5.84%

Total cost of interest bearing liabilities	2.94%	2.59%	1.82%

Net interest spread (1)	4.02%	4.18%	4.42%

Net interest margin (1)	4.69%	4.81%	4.83%

Return on average assets	1.31%	1.42%	1.24%
Return on average tangible assets	1.41%	1.54%	1.35%
Return on average equity	9.50%	10.20%	8.78%
Return on average tangible equity	21.04%	23.01%	21.34%

Bank Only Ratios:
Umpqua Bank efficiency ratio	53.97%	52.93%	53.76%
Umpqua Bank net interest margin (1)	4.95%	5.06%	5.06%

(1) Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.

Umpqua Holdings Corporation
Average Balances
(Unaudited)
	Quarter Ended:
Dollars in thousands	March 31, 2006	December 31, 2005	March 31, 2005

Loans held for sale	$9,551	$13,913	$13,735
Loans and leases	4,015,579	3,778,273	3,475,172
Earning assets	4,721,904	4,525,657	4,215,935
Goodwill & other intangibles	408,212	406,792	408,160
Total assets	5,411,419	5,232,214	4,908,401

Non interest bearing demand deposits	968,506	1,017,971	894,916
Interest bearing deposits	3,243,784	3,148,531	2,927,914

Total deposits	4,212,290	4,166,502	3,822,830
Interest bearing liabilities	3,646,484	3,422,088	3,264,258

Total shareholders' equity	744,190	730,741	693,551
Tangible equity	335,978	323,949	285,391

Umpqua Holdings Corporation
Mortgage Banking Statistical Analysis
(unaudited)
		Quarter ended:
	March 31, 2006	December 31, 2005	March 31, 2005

Dollars in thousands
Mortgage Servicing Rights (MSR):
Mortgage loans serviced for others	$1,014,680	$1,016,092	$1,052,910

MSR Asset (gross)	$13,610	$13,264	$12,157
Less: Valuation reserve	(2,407)	(2,374)	(1,076)

MSR Asset (net of reserve)	$11,203	$10,890	$11,081

MSR as % of serviced portfolio	1.10%	1.07%	1.05%

Dollars in thousands, except per share
data
Mortgage Banking Revenue:
Origination and sale	$1,523	$1,610	$1,397
Servicing	354	214	237
MSR valuation reserve change	(33)	(232)	(284)

Total Mortgage Banking Revenue	$1,844	$1,592	$1,350

Diluted earnings per share
contribution of Mortgage Banking
Group	$ --	$ --	$ --
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